Exhibit 10.1
STONE ENERGY CORPORATION
EXECUTIVE SEVERANCE POLICY
1. POLICY
     Stone Energy Corporation (the “Company”) will provide its executives that are terminated for the convenience of the Company with the severance benefits as defined herein. Whether a termination is for the convenience of the Company will be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole discretion.
2. PURPOSE
     The purpose of this policy is to define the executive severance policy of the Company.
3. SCOPE
     This policy shall apply to all executives as defined hereinafter. An executive for purposes of this policy is defined as an employee of the Company that holds a job title of vice president or higher, including without limitation a vice president, senior vice president, executive vice president, president and/or executive chairman. No benefit shall be payable under this policy to employees who enter into separate written severance agreements with the Company on or after the effective date of this policy and who are entitled to receive severance payments thereunder as a result of their termination of employment. No benefit shall be payable under this policy to an employee who is entitled to receive severance benefits as a result of their termination of employment under a change of control policy or plan of the Company. As a condition precedent to eligibility to receive any benefits under this policy, each employee will be required to execute a binding release satisfactory to the Company pursuant to which such employee releases the Company from any liability in connection with employment and termination by the Company.
4. PROCEDURE
     Executives who are terminated for the convenience of the Company as determined under this policy shall be provided the following payments, benefits and other services as hereinafter defined.
4.1	Base Salary

The Company will pay base salary up to the date of termination.

4.2	Bonus

The Company will pay the executive a pro rata share of the bonus opportunity up to the date of termination at the then projected year end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion.

4.3	Severance

The executive will be eligible to receive a lump sum cash severance payment equal to one year base salary calculated using the annual salary rate in effect at the time of termination or, in the case of certain designated executives, a lump sum cash severance payment equal to 2.99 times the sum of: (a) the executive’s base salary calculated using the annual salary rate in effect at the time of termination and (b) any target bonus at the one hundred percent (100%) level for which the executive is eligible for the fiscal year in which termination occurs, with such lump sum cash severance payment to be paid to the executive on the first date after the executive’s termination of employment that the payment is not subject to any additional taxes and interest under section 409A of the Internal Revenue Code.

4.4	Long Term Incentives

Terminations made under the provisions of this policy shall for purposes of any long term incentive awards held by the executive be deemed “For Convenience of the Company,” as defined within the individual LTIP award letters, if any.

4.5	Outplacement

The executive will be eligible to receive outplacement services the duration and costs for which shall be determined by the then prevailing Human Resources Department’s practice concerning use of outplacement services, and in no event should exceed a cost to the Company of 5% of the base annual salary of the executive.

4.6	Other Benefits

Any other termination benefits will be managed consistent with current severance practices for non-executive employees.
5. RESPONSIBILITY
     Except as otherwise stated herein, this policy will be administered by the Company’s Vice President of Human Resources. This policy is subject to review, change or cancellation at any time at the sole discretion of the Compensation Committee.
6. SECTION 409A
     Notwithstanding anything in this policy to the contrary, if any payment or benefit under this policy would result in the imposition of an additional tax under Section 409A of the Internal Revenue Code and related regulations and United States Department of the Treasury pronouncements, that provision of this policy will be reformed to avoid imposition of the applicable tax.
7. EFFECTIVE DATE
     The effective date of this policy is August 18, 2005.